Exhibit 99.1

Southern National Bank of Texas Opens ‘Old Town Katy’ Branch

SUGAR LAND, Texas—Sept. 20, 2004—SNB Bancshares Inc. (Nasdaq: SNBT), parent company of Southern National Bank of Texas, is pleased to announce the opening of Southern National Bank’s fourth branch location. On Sept. 17, Southern National Bank purchased the Sterling Bank building formerly known as Community Bank located in the downtown Katy at 5733 Second Street, Katy, Texas 77493.

Southern National Bank will open the doors its new Old Town Katy branch on Tuesday, Oct. 12, 2004. Longtime Katy resident, Kathy Shelden, will be the manager of this branch. Several existing Sterling employees will also join the Southern National Bank team. Southern National Bank has been serving Fort Bend and Harris counties for almost two decades and we are excited to bring our deep commitment to the community and person-to-person customer service to Katy.

Lisa Simon, chairman of Southern National Bank, anticipates a great relationship in this new market as our focus is to combine the rich traditions of the past with the technology of the future to create a financial home for the residents of the Katy community.

SNB Bancshares Inc. is a registered bank holding company listed on the Nasdaq National Market under the symbol “SNBT” and headquartered approximately 15 miles southwest of downtown Houston in Sugar Land, Texas. It’s wholly-owned subsidiary, Southern National Bank of Texas specializes in business and industrial, construction and land development and commercial mortgage loans to small to medium-sized owner-operated businesses through its three full-service branch locations.

Except for historical information contained herein, this press release contains forward-looking statements regarding SNB Bancshares’ prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. SNB Bancshares intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions. The following factors, among others, could cause actual results to differ materially from the expectations stated in any forward-looking statement: a change in general business and economic conditions in the markets the Company serves; changes in the interest rate environment, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation and regulation; and other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting SNB Bancshares’ operations, pricing, and services. SNB Bancshares undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made. Please also read the additional risks and factors described from time to time in SNB Bancshares’ reports filed with the Securities and Exchange Commission, including SNB Bancshares’ prospectus dated Aug. 17, 2004.

Contact:
Southern National Bank of Texas, Houston
Whitney Rowe, 281-269-7220
rowew@snbtx.com